Luxfer Declares Quarterly Dividend MILWAUKEE, Wisconsin, January 15, 2025 – (BUSINESS WIRE) – Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), a global industrial company innovating niche applications in materials engineering, today announced that its Board of Directors declared a quarterly dividend of 13 cents per ordinary share. The dividend will be payable on February 5, 2025 to shareholders of record as of the close of business on January 27, 2025. About Luxfer Holdings PLC Luxfer is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, clean energy, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com. Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR. Contact Information Kevin C. Grant Vice President of Investor Relations and Business Development (414) 269-2419 Kevin.Grant@luxfer.com